EXHIBIT 11

                BOSTON BIOMEDICA, INC. AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF INCOME PER SHARE
                        WEIGHTED AVERAGE SHARES

                                                Year Ended December 31,
                                         ----------------------------------
                                            1995        1996        1997
                                         ----------  ---------   ----------

Shares, basic                             2,569,641   2,915,522   4,437,801

Net effect of dilutive common stock
   equivalents-based on treasury stock
   method using average market price        470,547     424,714     342,269

                                         ----------  ----------  ----------
Shares, diluted                           3,040,188   3,340,236   4,780,070
                                         ==========  ==========  ==========


Net income, basic and diluted            $  102,990  $  481,220  $1,004,834
                                         ==========  ==========  ==========

Net income per share-basic                     0.04        0.17        0.23
Net income per share-diluted                   0.03        0.14        0.21
                                         ==========  ==========  ==========